EXHIBIT 10.98

RETIREMENT AND RELEASE AGREEMENT

          THIS RETIREMENT AND RELEASE AGREEMENT is made and entered into as of June 1, 2005, by and between STEPHEN A. GLICKMAN, an individual (hereinafter referred to as “Glickman”), and Consumer Programs Incorporated, a Missouri Corporation, on behalf of itself and its affiliated corporations (hereinafter referred to, alternatively and collectively, as “CPI”).

          WHEREAS, Glickman has served as an employee of CPI for more than twenty years, including more than four years as a member of CPI’s Executive Committee of Officers; and

          WHEREAS, Glickman has decided to retire; and

          WHEREAS, Glickman is entitled to certain benefits under his Employment Agreement with CPI dated as of February 6, 2000 (the “Employment Agreement”) and under various benefit plans of CPI; and

          WHEREAS, CPI and Glickman desire that Glickman’s benefits be valued and paid out in accordance with the terms set forth in this Agreement; and

          WHEREAS, CPI desires to award to Glickman certain benefits in addition to any to which he may be entitled under the Employment Agreement and the various benefit plans of CPI (hereinafter, the “Special Retirement Benefits”);

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

          1.   Retirement.  Glickman shall retire from employment with CPI as of Friday, July 8, 2005 (the “Retirement Date”).

          2.   Special Retirement Benefits.

          (a)   CPI shall pay to Glickman the gross amount of One Hundred Thousand Dollars ($100,000.00) in a lump sum on the Retirement Date, which payment includes compensation for Glickman’s accrued, unused vacation as of the Retirement Date.

          (b)   Glickman may continue to participate in CPI’s group health plan with coverage for himself and his spouse at the rates paid by active employees until he attains age sixty-five.

          (c)   Glickman is entitled to death or supplemental retirement benefits pursuant to subsections 5(g) and 5(i) of the Employment Agreement in the annual gross amount of Seventy-seven Thousand Dollars ($77,000.00), payable in equal monthly installments for two hundred forty months, commencing on the earlier of the month after (i) Glickman’s death or (ii) the date on which Glickman attains sixty-five years of age. In lieu thereof, CPI shall pay or cause to be paid to Glickman or to his estate or beneficiaries in the event of Glickman’s death prior to payment, the gross amount of Five Hundred Fifty-Nine Thousand, Six Hundred Fifteen Dollars and Sixty-one Cents ($559,615.61), the calculated net present value of Glickman’s death or supplemental retirement benefits calculated on the basis of a discount rate of 8.73%, as of and payable in a lump sum on December 30, 2005. The payment made by CPI pursuant to this subsection (c) shall be in full and complete satisfaction of Glickman’s death and supplemental retirement benefits provided under subsections 5(h) and 5(i) of the Employment Agreement; and

          (d)   CPI shall engage Glickman as an independent consultant on the terms set forth on Exhibit A.

          3. Other Benefits.  CPI shall also pay or provide to Glickman (or in the event of his death prior to payment, to his estate or beneficiaries) the following benefits in accordance with the Employment Agreement or other CPI benefit plans and programs:

          (a)     Base salary through the Retirement Date, based on the annual rate of One Hundred Ninety-two Thousand Five Hundred Dollars ($192,500.00);

          (b)     All of Glickman’s vested and accrued benefits under the CPI Retirement Plan and Trust (the “Pension Plan”) in accordance with the terms of the Pension Plan;

          (c)     A monthly payment in the amount of $224.35 commencing the first day of the month following the Retirement Date and continuing each month thereafter until Glickman’s death;

          (d)     All of Glickman’s vested and accrued benefits under the CPI Corp. Profit Sharing Plan and Trust (the “Profit Sharing Plan”), in accordance with the terms of the Profit Sharing Plan;

          (e)      Rights to exercise options to purchase shares of common stock of CPI Corp. previously granted to Glickman and described on Exhibit B, attached hereto, through the earlier of (i) their original expiration date and (ii) the first anniversary of the Retirement Date; and

          (f)     Continued indemnification rights and benefits for Glickman’s service as an executive officer of CPI in accordance with CPI’s by-laws.

          4. Release.

          In consideration of the payment by CPI to Glickman of the Special Retirement Benefits described in Section 2 above, Glickman does hereby release and forever discharge CPI, its affiliated corporations, and their respective directors, officers, employees and agents, from any and all claims, causes of action, liabilities and obligations, of any kind whatsoever (except those arising under this Agreement), whether known or unknown, arising directly or indirectly out of Glickman’s employment by CPI, the termination thereof, or the Employment Agreement, including, but not limited to, any claims arising under or in connection with the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Missouri Human Rights Act, the Missouri Service Letter Law (all such statutes as amended), and any regulations under such authorities, or common law of the state of Missouri, torts, breach of express or implied employment agreement, wrongful discharge, constructive discharge, infliction of emotional distress, defamation, or tortious interference with contractual relations.

          The purpose of the release set forth herein is to make full, final and complete settlement of all claims, known or unknown, arising directly or indirectly out of Glickman’s employment by CPI, the termination thereof, or the Employment Agreement (except those arising under this Agreement and Section 13 of the Employment Agreement).

          5.  Survival of Covenants.   Glickman acknowledges and agrees that the covenants and agreements contained in Section 13 of the Employment Agreement, attached hereto as Exhibit C and incorporated herein, shall survive the execution and delivery of this Agreement and shall remain in full force and effect in accordance with their terms, and Glickman hereby affirms those covenants and agreements. All other terms and conditions of the Employment Agreement shall terminate on the Retirement Date.

          6.   Withholding Taxes.  CPI shall have the right to withhold from all payments due Glickman hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.

          7.   Modification and Waiver.   No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement, and signed by both parties. The failure to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions.

          8.   Severability.   The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          9.   Binding Effect.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

          10.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

          11.   Attorney’s Fees.   In the event litigation is commenced to enforce the provisions of this Agreement, in addition to all other remedies and damages, the prevailing party shall be entitled to recover attorney’s fees, expert witness fees and other reasonable and customary costs of litigation.

          12.   Interest  Interest shall accrue and be payable at the rate of seven percent (7%) per annum on any late payments from original due date through the date of actual payment.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

          NOTICE TO MR. GLICKMAN: This Agreement includes a waiver of certain rights or claims arising prior to the date this Agreement is executed, including, but not limited to, those rights or claims arising under the Age Discrimination in Employment Act. You are advised to consult with an attorney prior to executing this Agreement. CPI’s offer to enter into this Agreement with you will remain open and effective for twenty-one days from the date first written above. You may elect to accept or reject this offer within that time period. If you do nothing within the twenty-one day period, the offer will be considered withdrawn by CPI.

          If you decide to sign this Agreement and release CPI pursuant to Section 4, you will have seven days following the return of the signed document to change your mind and revoke the Agreement. If you desire to revoke the Agreement and release, please deliver notice of such revocation in writing to Jane E. Nelson, CPI Corp., Legal Department, 1706 Washington Avenue, St. Louis, Missouri 63103, on or before the close of business on the seventh day following your execution and delivery of the Agreement. Consequently, this Agreement will not be in effect until seven days have passed following your signing and delivery of the Agreement.

Date: July 8, 2005	/s/ Stephen A. Glickman

Stephen A. Glickman, Individually

CONSUMER PROGRAMS INCORPORATED, a Missouri corporation, on behalf of itself and it’s affiliated corporations

Date: July 8, 2005	By: /s/ David M. Meyer

David M. Meyer
Its: Chairman and Member of the Office of the Chief Executive